EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 8th day of June, 2006 (the “Agreement”), by and among SRKP 7, Inc., a Delaware corporation (the “Company”); John S. Kovach (“Seller”); and Lixte Biotechnology, Inc., a Delaware corporation (“Lixte”). The Company, Seller and Lixte are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, Seller owns all of the shares of the capital stock of Lixte (the “Lixte Shares”).

WHEREAS, the Company desires to acquire from Seller, and Seller desires to sell to the Company, the Lixte Shares in exchange (the “Exchange”) for the issuance by the Company to Sellers and/or Seller’s designee, of 19,021,786 shares of the Company’s Common Stock (the “Shares”) representing 82.60% of the Company’s capital stock on a fully diluted basis after taking into account the transactions contemplated herein, including the Exchange.

WHEREAS, after giving effect to the Exchange, and the stock dividend referred to in Section 2.3 but without giving effect to the Private Placement referred to in Section 7.2, there will be approximately 23,027,341 shares of Company Common Stock issued and outstanding.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

THE EXCHANGE

The Exchange. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

The Company shall issue and deliver to Seller and/or his designee(s) 19,021,786 Shares, and

Seller shall deliver to the Company duly executed transfer documents representing the Lixte Shares.

Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Troy & Gould on or before June 30, 2006 (the “Closing Date”) at 10:00 a.m., or at such place and time as mutually agreed upon by the parties hereto.

Effective Time. The Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in Article VII hereof have been satisfied or waived by the Parties hereto.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company severally represents and warrants to Lixte and Seller that now and/or as of the Closing:

Due Organization and Qualification; Due Authorization.

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

EXHIBIT 2.1

The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

No Conflicts or Defaults. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Articles of Incorporation or By-laws of the Company, or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 100,000,000 shares of Company Common Stock $.0001 par value and 100,000,000 shares of Preferred Stock $.0001 par value. As of the date hereof, there are 3,605,000 shares of Company Common Stock issued and outstanding (after giving effect to a .111 to 1 stock dividend to occur prior to Closing) and no shares of Preferred Stock outstanding. All of the outstanding shares of Company Common Stock are, and the Shares when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Shares, will not be issued in violation of any preemptive right of stockholders. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

Financial Statements. Schedule 2.4 includes copies of the unaudited balance sheets of the Company at March 31, 2006, and the related statements of operations and cash flows for the three months ended March 31, 2006 and for period between May 24, 2005 and December 31, 2005, including the notes thereto (the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. The Financial Statements present fairly the financial position of the Company as of the date and for the period indicated. The books of account and other financial records of the Company have been maintained in accordance with good business practices.

EXHIBIT 2.1

No Assets or Liabilities. Except as set forth on the Financial Statements, the Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

Taxes. The Company has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

Indebtedness; Contracts; No Defaults. There are no agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party.

Real Property. The Company does not own or lease any real property.

Compliance with Law. The Company is conducting its business in material compliance with all applicable laws, ordinances, rules, regulations, court or administrative order, decree or process (“Applicable Laws”). The Company has not received any notice of violation or claimed violation of any Applicable Law.

Litigation.

There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company and the Shareholder, threatened, against the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company and the Shareholder, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof;

There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company; and

The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

Trading. The Company Common Stock is currently not trading on any publicly traded market.

Securities Law Compliance. The Company has complied with all of the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and has complied with all applicable blue sky laws.

Finder’s Fees. The Company is not obligated to pay any person any finder’s or broker’s fees in connection with the transactions contemplated herein except that Lixte is obligated to pay to Westpark Capital, Inc. a cash fee of $45,000 upon the Closing.

REPRESENTATIONS AND WARRANTIES OF LIXTE AND SELLER

EXHIBIT 2.1

Lixte and Seller severally represent and warrant to the Company that now and/or as of the Closing:

Due Organization and Qualification; Subsidiaries; Due Authorization.

Lixte is a company duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Lixte is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Lixte.

Lixte does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

Lixte has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. Lixte has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Lixte, enforceable against Lixte in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

No Conflicts or Defaults. The execution and delivery of this Agreement by Lixte and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of Lixte, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Lixte is a party or by which Lixte or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of Lixte, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which Lixte is a party or by which Lixte or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which Lixte is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

Capitalization. The authorized capital stock of Lixte immediately prior to giving effect to the transactions contemplated hereby consists of 1,500 shares of Common Stock which as of the date hereof there were 1,500 shares issued and outstanding. All of the outstanding shares of Lixte are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to Lixte Shares, will not be transferred in violation of any rights of third parties. The Lixte Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Lixte to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the capital stock of Lixte. All of the Lixte Shares are owned of record and beneficially by Seller free and clear of any liens, claims, encumbrances, or restrictions of any kind.

Taxes. Lixte has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of all taxes, and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of Lixte and adequate reserves therefore have been established.

EXHIBIT 2.1

Compliance with Law. Lixte is conducting its business in material compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process. Lixte has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

Litigation.

There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting Lixte or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12 month period preceding the date hereof;

There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting Lixte or any of the Subsidiaries; and

Lixte has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

REPRESENTATION AND WARRANTIES OF SELLER

Seller represents and warrants to the Company that now and/or as of the closing:

Title to Shares. Seller is the legal and beneficial owner of the Lixte Shares, and upon consummation of the exchange contemplated herein, the Company will acquire from Seller good and marketable title to such Shares, free and clear of all Liens excepting only such restrictions upon transfer, if any, as may be imposed by Applicable Law.

Due Authorization. Seller has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Purchase for Investment.

Seller is acquiring the Shares for investment for Seller’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, it being understood, however, that Seller may designate certain persons who will receive the Shares at the Closing.

Seller understands that the Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on such Seller’s representations set forth herein. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act.

Investment Experience. Seller acknowledges that he can bear the economic risk of his investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

EXHIBIT 2.1

Information. Seller has carefully reviewed such information as Seller deemed necessary to evaluate an investment in the Shares. To the full satisfaction of Seller, he has been furnished all materials that he has requested relating to the Company and the issuance of the Shares hereunder, and Seller has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to the Seller. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which Seller has relied in making an exchange of the Lixte Shares for the Shares.

Restricted Securities. Seller understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Act, the Shares must be held indefinitely. Seller is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

COVENANTS

Further Assurances. Each of the Parties shall use reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

Operation of Business. From the date hereof through the date of the Closing, except as expressly provided herein, each of the Company and Lixte agrees that it:

will continue its business only in ordinary course;

will not, without the written consent of the other party:

pay any dividends, or

make loans to stockholders or employees;

will not issue any additional shares that would materially change the structure and equity ownership position as set forth herein.

will report to the other party any indication of potential material adverse factors in its business or any litigation that may be threatened whereby one of the parties would be a defendant.

DELIVERIES

Items to be delivered to Seller prior to or at Closing by the Company.

Articles of Incorporation and amendments thereto, By-laws and amendments thereto, certificate of good standing in the Company’s state of incorporation;

all applicable schedules hereto;

all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

EXHIBIT 2.1

shareholder list;

all financial statements and all tax returns in possession of the Company;

resolutions from the Company’s Board appointing the designee(s) of Seller to the Company’s Board of Directors;

resolution from the Company’s Board, and if applicable, shareholder resolutions approving this transaction;

letters of resignation from the Company’s current officers and directors to be effective upon Closing and after the appointments described in this section;

certificates representing shares of the Shares issued in the denominations as set forth opposite the name of Seller and/or his designee(s) on Schedule I to this Agreement;

any other document reasonably requested by Seller that he deems necessary for the consummation of this transaction.

Items to be delivered to the Company prior to or at Closing by Lixte and Seller.

all applicable schedules hereto;

instructions from Seller appointing his designees to the Company’s Board of Directors;

duly executed transfer documents from Seller transferring the Lixte Shares;

resolutions from the Board of Directors of Lixte and, if applicable, and shareholder resolutions approving the transactions contemplated hereby; and

any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

CONDITIONS PRECEDENT

Conditions Precedent to Closing. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement; and

That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

Conditions to Obligations of Seller. The obligations of Seller shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

The Company shall have paid all of its the costs and expenses associated with the acquisition of the Lixte Shares by the Company;

the Company shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement; and

EXHIBIT 2.1

The Company shall have complied with Rule 14(f)(1) of the Exchange Act, if required.

The Company shall have completed a private placement of its Common Stock of up to $1,500,000 at an effective per share price of $.333 (the “Private Placement”).

The Company shall have no assets or liabilities, it being understood that on or before the Closing the Company shall transfer all of its assets to a third party on terms reasonably acceptable to Sellers.

Conditions to Obligations of the Company. The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

Lixte and Sellers shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement.

Lixte shall have furnished to the Company the audited financial statements of Lixte in form that satisfies the reporting requirements of the Exchange Act pursuant to Regulation S-K. Such financial statements shall be prepared in accordance with generally accepted accounting principals for the period ended March 31, 2006.

INDEMNIFICATION

Indemnity of the Company. The Company agrees as to defend, indemnify and hold harmless Seller from and against, and to reimburse Seller with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by Seller by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

Indemnity of Seller. Seller agrees to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all Losses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by Seller or in any document or certificate delivered by Seller pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VIII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

EXHIBIT 2.1

TERMINATION

Termination. This Agreement may be terminated at any time before or, at Closing, by:

The mutual agreement of the Parties;

Any party if:

Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred.

MISCELLANEOUS

Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for two years. Each of the parties hereto is executing and carrying out the provisions of this agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

Access to Books and Records. During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

EXHIBIT 2.1

Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to Seller and Lixte:

248 Route 25A, #2 East Setauket, New York 11733 Attn: Dr. John S. Kovach

With a copy to:

Troy & Gould 1801 Century Park East, 26th Floor Los Angeles, California 90067 Attention: David L. Ficksman, Esq. Telecopy No.: (310) 789-1490

If to the Company

1900 Avenue of the Stars Los Angeles, California 90067 Attention: Mr. Richard Rappaport Telecopy No.: (310) 843-9304

Entire Agreement. This Agreement, the Disclosure Schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedules are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

EXHIBIT 2.1

Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

Expenses. Each Party shall separately pay for their respective costs of legal services, accounting, auditing, communications and due diligence in connection with the transactions contemplated hereby except that subsequent to the Closing, there shall be no liability of the Company for any such matters.

Announcements. Unless both the Company and Lixte agree in writing, neither the Company nor Lixte shall make a public announcement regarding the transactions contemplated hereby. Any public announcement shall be made upon the mutual agreement and written consent of the officers of both corporations. In the event that the Company is required under federal securities law to either (i) file any document with the SEC that discloses the transactions contemplated hereby, or (ii) to make a public announcement regarding the transactions contemplated hereby, the Company shall provide Lixte with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that Lixte may request.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SRKP 7, INC., a Delaware corporation
By: _____________________________________ Name: Richard Rappaport Title: President
SELLER: ________________________________________ John S. Kovach
LIXTE BIOTECHNOLOGY, INC.
By: _____________________________________ Name: John S. Kovach Title: President

EXHIBIT 2.1

TABLE OF CONTENTS
ARTICLE I THE EXCHANGE		2
1.1	The Exchange	2
1.2	Time and Place of Closing	2
1.3	Effective Time	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		2
2.1	Due Organization and Qualification; Due Authorization.	2
2.2	No Conflicts or Defaults	3
2.3	Capitalization	3
2.4	Financial Statements	3
2.5	No Assets or Liabilities	4
2.6	Taxes	4
2.7	Indebtedness; Contracts; No Defaults	4
2.8	Real Property	4
2.9	Compliance with Law	4
2.10	Litigation.	4
2.11	Trading	4
2.12	Securities Law Compliance	4
2.13	Finder’s Fees	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF LIXTE		4
3.1	Due Organization and Qualification; Subsidiaries; Due Authorization.	5
3.2	No Conflicts or Defaults	5
3.3	Capitalization	5
3.4	Taxes	5
3.5	Compliance with Law	6
3.6	Litigation.	6
ARTICLE IV REPRESENTATION AND WARRANTIES OF SELLER		6
4.1	Title to Shares	6
4.2	Due Authorization	6
4.3	Purchase for Investment.	6
4.4	Investment Experience	6
4.5	Information	7
4.6	Restricted Securities	7
ARTICLE V COVENANTS		7
5.1	Further Assurances	7
5.2	Operation of Business	7
ARTICLE VI DELIVERIES		7
6.1	Items to be delivered to Seller prior to or at Closing by the Company.	7
6.2	Items to be delivered to the Company prior to or at Closing by Lixte and Seller.	8
ARTICLE VII CONDITIONS PRECEDENT		8
7.1	Conditions Precedent to Closing	8
7.2	Conditions to Obligations of Seller	8
7.3	Conditions to Obligations of the Company	9
ARTICLE VIII INDEMNIFICATION		9
8.1	Indemnity of the Company	9
8.2	Indemnity of Seller	9
8.3	Indemnification Procedure	9
ARTICLE IX TERMINATION		10
9.1	Termination	10
ARTICLE X MISCELLANEOUS		10
10.1	Survival of Representations, Warranties and Agreements	10

EXHIBIT 2.1

TABLE OF CONTENTS
(continued)

10.2	Access to Books and Records	10
10.3	Further Assurances	10
10.4	Notice	11
10.5	Entire Agreement	11
10.6	Successors and Assigns	11
10.7	Governing Law	11
10.8	Counterparts	11
10.9	Construction	11
10.10	Severability	12
10.11	Expenses	12
10.12	Announcements	12